Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	January 21, 2011

DYCOM ANNOUNCES EARLY SETTLEMENT OF CASH TENDER OFFER AND

RECEIPT OF REQUISITE CONSENTS IN CONSENT SOLICITATION

FOR DYCOM INVESTMENTS INC.’S 8.125% SENIOR SUBORDINATED NOTES DUE 2015

Palm Beach Gardens, Florida, January 21, 2011—Dycom Industries, Inc. (“Dycom”) (NYSE:DY) today announced the results of the early settlement of the cash tender offer by its wholly-owned subsidiary, Dycom Investments, Inc. (“Dycom Investments”), to purchase any and all of its $135.35 million in aggregate principal amount of outstanding 8.125% Senior Subordinated Notes due 2015 (CUSIP 267482 AC 1) (the “Notes”) and the related consent solicitation.

As of 5:00 p.m., New York City time, on January 20, 2011, the consent deadline and the withdrawal date, Dycom Investments had received tenders in respect of $86,960,000 aggregate principal amount of the Notes, all of which have been accepted for purchase by Dycom Investments. The holders of the accepted Notes will receive total consideration of $1,043.13 per $1,000 principal amount of Notes tendered, which includes a $20 consent payment per $1,000 principal amount of Notes tendered. The total cash payment to purchase the Notes tendered through January 20, 2011, including accrued and unpaid interest up to, but excluding, January 21, 2011, will be approximately $92.6 million.

Tendering holders also delivered the requisite consents to the adoption of certain proposed amendments to the indenture governing the Notes. Consents authorizing entry into a supplemental indenture containing the proposed amendments were obtained from a majority in aggregate principal amount of the Notes. Accordingly, the supplemental indenture has been executed and will become operative. The supplemental indenture eliminated substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and substantially all of the restrictions on the ability of Dycom, Dycom Investments and certain of their respective subsidiaries to merge, consolidate or sell all or substantially all of their properties or assets contained in the indenture governing the Notes.

Holders who have not already tendered Notes may continue to do so at any time prior to the expiration of the tender offer at midnight, New York City time, on February 3, 2011, unless extended or earlier terminated. However, such holders will not be entitled to receive the consent payment. Withdrawal rights for the tender offer have expired. Accordingly, holders may not withdraw Notes previously or hereafter tendered except as contemplated by the tender offer.

If not all Notes are validly tendered pursuant to the tender offer, Dycom Investments will redeem any untendered Notes in accordance with the indenture governing the Notes.

Dycom Investments has engaged Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and Depositary for the tender offer and consent solicitation.

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent, each dated January 6, 2011. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Neither Dycom, Dycom Investments, the Dealer Managers and the Solicitation Agents nor the Information Agent and Depositary, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

About Dycom

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

Forward-Looking Statements

This press release contains forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include but are not limited to: anticipated outcomes of contingent events, including litigation; projections of revenues, income or loss, or capital expenditures; whether the carrying value of our assets are impaired; plans for future operations, growth and acquisitions, dispositions, or financial needs; availability of financing; plans relating to our services, including our contract backlog; restrictions imposed by our credit agreement and other debt instruments; the use of our cash flow to service our debt; future economic conditions and trends in the industries we serve; assumptions relating to any of foregoing, as well as other risks detailed in our filings with the Securities and Exchange Commission. Dycom does not undertake to update forward-looking statements.